Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

October 7, 2015

Commissioners:

We are aware that our reports dated April 28, 2015 and July 28, 2015 on our review of interim financial information of Ford Motor Credit Company LLC for the three and six month periods ended June 30, 2015 and 2014 and the three month periods ended March 31, 2015 and 2014 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2015 and March 31, 2015 are incorporated by reference in its Registration Statement on Form S-3 dated October 7, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan